Exhibit 99.4

PURCHASE AGREEMENT

between

THE NASDAQ STOCK MARKET, INC.,

as Issuer,

and

BANC OF AMERICA BRIDGE LLC

and

DRESDNER KLEINWORT SECURITIES LLC

Dated November 20, 2006

Relating to:

Up to 775,000 Shares of

Senior Perpetual Preferred Stock

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-ii-

EXHIBITS

Annex A	-	Purchaser Percentages

Exhibit A	-	Form of Certificate of Designation

SCHEDULES

Schedule 3.02(f)	-	Closing Index
Schedule 4.02	-	Capitalization
Schedule 4.07	-	Disclosed Matters
Schedule 4.13	-	Subsidiaries
Schedule 4.20	-	Brokerage Fees

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PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated November 20, 2006, between THE NASDAQ STOCK MARKET, INC., a Delaware corporation (the “Company”) and Banc of America Bridge LLC and Dresdner Kleinwort Securities LLC (collectively, the “Purchasers”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company has agreed to sell to the several Purchasers and the several Purchasers have severally and not jointly agreed to purchase from the Company up to 775,000 shares of the Company’s Senior Perpetual Preferred Stock, $1,000 liquidation value per share (the “Preferred Shares”), to be issued pursuant to the Certificate of Designation relating thereto in the form of Exhibit A hereto (the “Certificate of Designation”), in accordance with the percentages set forth on Annex A hereto.

WHEREAS, the Company has duly authorized the creation and issuance of the Preferred Shares and the execution and delivery of this Agreement.

WHEREAS, all things necessary to make this Agreement and the Preferred Shares valid and binding obligations of the Company and the several Purchasers, in accordance with their respective terms, have been done.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.01. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

“Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“B of A” has the meaning set forth in Section 6.01.

“Bidco” means any member of the Group (provided it is the Company or a Wholly-Owned Subsidiary of the Company) which makes the Offer.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of such Board of Directors.

“Bridge Loan Agreement” means that certain Bridge Loan Agreement dated the date hereof among the Company, NAL, Banc of America Bridge LLC, as administrative agent, and the lenders party thereto, as may be amended, restated, modified or refinanced from time to time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities or in fact are closed.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(3) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Certain Funds Issuance” means any issuance of Preferred Shares the proceeds of which are utilized for:

(a) a Liberty Equity Acquisition or a Liberty Bond Redemption;

(b) the Refinancing;

(c) payment of fees, costs and expenses in relation to the matters referred to in paragraphs (a) and (b) above including for the avoidance of doubt, fees, costs and expenses payable pursuant to the Preferred Documents, the Loan Documents (as defined in the Bridge Loan Agreement), the Loan Documents (as defined in the Tranche C Credit Agreement), the Loan Documents (as defined in the Tranche B Credit Agreement), Permitted Bridge Refinancings (as defined in the Bridge Loan Agreement) and the other Transactions on any Purchase Date.

“Certain Funds Parties” means the Company, NAL, Bidco, Nasdaq Execution Services, LLC and each other Subsidiary of the Company (excluding, for the avoidance of doubt, the Liberty Group) that, as of the date of the most recently available consolidated balance sheet of the Company, has assets equal to or greater than 10% of the total assets of the Company and its subsidiaries (calculated (as of the date of the most recently available consolidated balance sheet of the Company) on a consolidated basis, but excluding for such purposes the Liberty Group).

“Certain Funds Period” means the period beginning on the date of this Agreement and ending on the later of (a) the date on which the Liberty Equity Acquisition Certain Funds Period ends and (b) the date on which the Liberty Bond Redemption Certain Funds Period ends.

“Certificate of Designation” has the meaning assigned to such term in the first recital to this Agreement.

“City Code” means the City Code on Takeovers and Mergers.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

“Company” has the meaning assigned to such term in the preamble to this Agreement and includes its successors and permitted assigns.

“Company Common Stock” has the meaning assigned to such term in Section 4.02.

“Consideration” has the meaning assigned to such term in Section 2.02.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Court” means the courts of England and Wales.

“Credit Agreements” means the Tranche B Credit Agreement and the Tranche C Credit Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.07.

“Effective Date” means the date on which the conditions specified in Section 3.01 are satisfied.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated May 19, 2006 by and among the Company, the lenders party thereto and Bank of America, N.A., as administrative agent thereunder.

“Existing Tranche C Credit Agreement” means that certain Amended and Restated Term Loan Credit Agreement dated May 19, 2006 by and among the Company, Nightingale Acquisition Limited, the lenders party thereto and Banc of America Bridge LLC, as administrative agent thereunder.

“Facilities” means collectively the credit and loan facilities provided for in the Tranche B Credit Agreement, the Tranche C Credit Agreement and the Bridge Loan Agreement.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“FSA” means the UK Financial Services Authority.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Company and its Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Holder” means a Person in whose name a Preferred Share is registered on the security register therefor.

“Information Memorandum” means the Confidential Information Memorandum to be prepared for the syndication of the Facilities relating to the Company and the Transactions.

“Initial Holder” has the meaning set forth in Section 6.01.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liberty” means London Stock Exchange Group plc (or its successors).

“Liberty Bond Prospectus” means the prospectus dated 4 July 2006 relating to the offering of Liberty Bonds by Liberty.

“Liberty Bond Redemption” means a mandatory redemption of Liberty Bonds pursuant to the occurrence of a “Change in Control” (as defined in the Liberty Bond Prospectus) resulting from the Liberty Transaction.

“Liberty Bond Redemption Certain Funds Period” means the period beginning on the date of this Agreement and ending on (and including) the Liberty Bond Redemption Date.

“Liberty Bond Redemption Date” means the date on which Liberty (or the paying agent under the Liberty Bonds) is required to pay for the redemption of the Liberty Bonds pursuant to the Liberty Bond Redemption.

“Liberty Bonds” means the 5.875% Notes due 2016 of Liberty outstanding on the date hereof and as described in the Liberty Bond Prospectus.

“Liberty Equity Acquisition” means one or more transactions, schemes of arrangement or offers (including arrangements without limitation under the Takeovers Directive Procedure, privately negotiated transactions or open market purchases) pursuant to which the Company or one of its Subsidiaries acquires Liberty Shares or Equity Interests in Liberty, any parent company thereof from time to time, or any other company that is, or is the parent company of, any company that conducts or performs the function of a recognized stock exchange under the UK Financial Services and Markets Act 2000 as a successor or assignee of the RIE or procures the cancellation of such Liberty Shares or Equity Interests or funds the exercise of options over or rights in respect of such Equity Interests.

“Liberty Equity Acquisition Certain Funds Period” means the period beginning on the date of this Agreement and ending on (and including) the earlier of:

(a) the date which falls 6 months after the date of the Offer Press Release; and

(b) the date on which the Offer lapses, terminates or is withdrawn.

“Liberty Group” means Liberty and its Subsidiaries (provided such Subsidiaries were subsidiaries of Liberty at the time of the Liberty Transaction).

“Liberty Ordinary Shares” means the ordinary shares in the capital of Liberty allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Series B Shares” means the B shares in the capital of Liberty allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Shares” means any shares in the capital of Liberty (including the Liberty Series B Shares) allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Liberty Transaction” means a transaction pursuant to which Liberty will become a Subsidiary of the Company with effect from the Unconditional Date.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company to perform any of its material obligations under any Preferred Document or (c) the rights of or remedies available to the Purchasers under any Preferred Document.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAL” means Nightingale Acquisition Limited, a company incorporated under the laws of England and Wales.

“Offer” means the offers proposed to be made by Bidco substantially on the terms set out in the Offer Press Release or any replacement offers made by Bidco and contemplated in the Offer Press Release to acquire all of the Liberty Ordinary Shares and Liberty Series B Shares not already owned by the Company or its Subsidiaries.

“Offer Document” means the document to be sent to shareholders of Liberty in order to make the Offer.

“Offer Press Release” means the press announcement substantially in the agreed terms to be released by or on behalf of the Company or Bidco to announce the terms of the Offer.

“OFT” means the UK Office of Fair Trading.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Panel” means the Panel on Takeovers and Mergers.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Bridge Refinancing” has the meaning set forth the Bridge Loan Agreement.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Documents” means, collectively, this Agreement, the Certificate of Designation, the Preferred Shares and all certificates, instruments, financial and other statements and other documents made or delivered in connection herewith and therewith, including the Fee Letter among the Company and the Purchasers dated November 20, 2006.

“Preferred Shares” is defined in the first recital to this Agreement.

“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchase Date” means a date on which the conditions specified in Section 3.02 are satisfied and Preferred Shares are issued and purchased hereunder.

“Refinancing” means the repayment in full of all of the outstanding indebtedness under the Existing Credit Agreement and the Existing Tranche C Credit Agreement and the termination of any commitments to extend credit thereunder.

“Regulation S” means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“RIE” means London Stock Exchange plc (or its successors).

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“Schedules” means each of the schedules attached hereto.

“Securities Act” mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the Commission thereunder.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Takeovers Directive Notice” means a notice issued to a Liberty shareholder by the Company or its Subsidiaries pursuant to Paragraph 2, Schedule 2 of the Takeovers Directive (Interim Implementation) Regulations 2006.

“Takeovers Directive Procedure” means the procedure for the buying out minority shareholders of Liberty set out in Paragraph 2, Schedule 2 of the Takeovers Directive (Interim Implementation) Regulations 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tranche B Credit Agreement” means that certain Credit Agreement dated the date hereof among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto, as amended, restated, modified or refinanced from time to time.

“Tranche C Credit Agreement” means that certain Term Loan Credit Agreement dated the date hereof among the Company, NAL, as the Additional Borrower, Bank of America, as administrative agent, and the lenders party thereto, as may be amended, restated, modified or refinanced from time to time.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Company or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents (as each such term is defined in the Tranche B Credit Agreement) to which it is to be a party, the borrowing of Loans (as defined in the Tranche B Credit Agreement), the use of the proceeds thereof and the issuance of Letters of Credit (as defined in the Tranche B Credit Agreement) thereunder, (b) the consummation of the Refinancing, (c) the execution, delivery and performance of the Loan Documents (as defined in the Tranche C Credit Agreement) by each Loan Party (as defined in the Tranche C Credit Agreement) to which it is to be a party, and the borrowing of Loans as defined therein and the use of proceeds thereof, (d) the execution, delivery and performance by each Loan Party (as defined in the Bridge Loan Agreement) of the Loan Documents and the Exchange Note Indenture (as each such term is defined in the Bridge Loan Agreement) and any document entered into in connection with a Permitted Bridge Refinancing, and the borrowing or issuance of Bridge Loans and/or Notes (as each such term is defined in the Bridge Loan Agreement) thereunder and/or the borrowing or issuance of any loan, note, other debt instrument and/or other security in connection with any Permitted Bridge Refinancing and the use of proceeds thereof, (e) the execution, delivery and performance by the Company of the Preferred Documents, the issuance and sale of Preferred Shares pursuant to this Agreement and the use of proceeds thereof, (f) the Liberty Equity Acquisitions during the Certain Funds Period, (g) the Liberty Bond Redemption and (h) the payment of the Transaction Costs.

“Unconditional Date” means the date on which the Offer is declared unconditional in all respects.

“United States” shall have the meaning assigned to such term in Regulation S.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.02. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, GAAP.

SECTION 2

AUTHORIZATION, ISSUANCE AND

SALE OF PREFERRED SHARES

2.01. Authorization of Issue. The Company has authorized the issue and sale of up to 775,000 Preferred Shares.

2.02. Sales. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the several Purchasers, and the Purchasers, severally and not jointly, irrevocably agree to purchase from the Company the aggregate number of up to 775,000 Preferred Shares, in accordance with the percentages set forth on Annex A hereto. Each Purchaser, severally and not jointly, agrees that, as consideration for the Preferred Shares it purchases, it shall deliver to the Company cash in the aggregate amount of $1,000 per Preferred Share (the “Consideration”).

SECTION 3

CONDITIONS

3.01. Effective Date. Each Purchaser’s several obligation to purchase and pay for the Preferred Shares hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived), which conditions shall be deemed to have been unconditionally satisfied or waived by the execution by all parties of this Agreement on the date hereof:

(a) The Purchasers (or their counsel) shall have received from the Company either (i) a counterpart of this Agreement signed on behalf of the Company or (ii) written evidence satisfactory to the Purchasers (which may include telecopy transmission of a signed signature page of this Agreement) that the Company has signed a counterpart of this Agreement.

(b) The Purchasers shall have received a favorable written opinion (addressed to the Purchasers and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, and Edward S. Knight, in house counsel to the Company, covering such other matters relating to the Company, the Preferred Documents or the Transactions as the Purchasers shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Purchasers shall have received such documents and certificates relating to the organization, existence and good standing (or its equivalent, if any) of the Company, the authorization of the Transactions (to which it is a party) and any other legal matters relating to the Company, the Preferred Documents or the Transactions (to which it is a party), substantially in the form delivered in connection with the closing of the Credit Agreements with such changes reasonably required by or acceptable to the Purchasers.

(d) The Purchasers shall have received all fees and other amounts due and payable under the Preferred Documents on or prior to the Effective Date to the extent invoiced at least five Business Days prior to the Effective Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company under any Preferred Document.

(e) The Purchasers shall have received a pro forma projected consolidated balance sheet of the Company as of September 30, 2006, and related pro forma projected consolidated statement of income of the Company for the twelve-month period ended as of such date, in each case after giving effect to the Transactions, prepared as described in Section 4.05(b), substantially in the form delivered in connection with the closing of the Credit Agreements with such changes reasonably required by or acceptable to the Purchasers.

(f) The Purchasers shall have received a detailed business plan of the Company and the Subsidiaries for the fiscal years 2006 through 2011 (including quarterly projections for the first four fiscal quarters ending after the Effective Date) with respect to the Liberty Group, prepared on the same basis as described in Section 4.05(b), substantially in the form delivered in connection with the closing of the Credit Agreements with such changes reasonably required by or acceptable to the Purchasers.

3.02. Conditions to the Purchase Date. The obligations of the several Purchasers to purchase the Preferred Shares hereunder shall not become effective unless, on or prior to the Purchase Date, each of the following conditions is satisfied (or waived):

(a) A copy of the announcement that the Offer has been declared unconditional in all respects, including confirmation that acceptances have been received pursuant to the Offer in respect of Liberty Ordinary Shares which, when aggregated with (i) any Liberty Ordinary Shares owned by the Company and its Subsidiaries and (ii) any other Liberty Ordinary Shares which are otherwise capable of being counted towards fulfilling the acceptance condition in accordance with Note 5 on Rule 10 of the City Code, represent more than 50% of the Liberty Ordinary Shares.

(b) The Purchasers shall have received a customary certificate substantially in the agreed form from a financial officer of the Company confirming the solvency of the Company and the Certain Funds Parties on a consolidated basis after giving effect to the Transactions.

(c) (x) The Company shall have entered into the Tranche B Credit Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Agreement, the Bridge Loan Agreement and the Tranche C Credit Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the lenders thereunder), and shall have received commitments thereunder for not less than $825,000,000 in aggregate principal amount of Loans (as defined in the Tranche B Credit Agreement) thereunder, (y) the Company and NAL shall have entered into the Tranche C Credit Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Agreement, the Bridge Loan Agreement and the Tranche B Credit Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the lenders thereunder), and have shall have received commitments thereunder for not less than $2,500,000,000 in aggregate principal amount of Tranche C Term Loans (as defined in the Tranche C Credit Agreement) thereunder and (z) the Company and NAL shall have entered into the Bridge Loan Agreement, which shall have become unconditional in accordance with its terms, subject only to the conditions relating to this Agreement, the Tranche B Credit Agreement and the Tranche C Credit Agreement, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the lenders thereunder) and shall have received commitments thereunder for not less than $1,750,000,000 in aggregate principal amount of Bridge Loans (as defined in the Bridge Loan Agreement) (taken together with any Permitted Bridge Refinancing (as defined in the Bridge Loan Agreement)).

(d) All necessary prepayment notices required to effect the Refinancing on or before the Purchase Date shall have been delivered by the Company to the Administrative Agents under and as defined in the Existing Credit Agreement and the Existing Tranche C Credit Agreement.

(e) The Purchasers shall have received all fees and other amounts due and payable under the Preferred Documents on or prior to the Purchase Date, to the extent invoiced at least five Business Days prior to the Purchase Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company under any Preferred Document or evidence satisfactory to the Purchasers (acting reasonably) that any such fees and other amounts will be paid out of the proceeds of the issuance on the Purchase Date.

(f) The Purchasers shall have received originals duly executed by the Company of the agreed form documents set forth on the closing index attached as Schedule 3.02(f) hereto, or is satisfied (acting reasonably) that it will receive such originals immediately following completion of the Refinancing and in any event on the Purchase Date.

(g) The Certificate of Designations shall have been filed with the Secretary of State of the State of Delaware.

3.03. Certain Funds.

(a) During the Certain Funds Period, the several obligations of the Purchasers to make a purchase on the occasion of any issuance of Preferred Shares, which is a Certain Funds Issuance, is subject only to the satisfaction or waiver of the conditions set forth in Sections 3.01 and 3.02 and receipt of the request therefor in accordance herewith and to the satisfaction or waiver of the following conditions:

(i) no Major Event of Default (as defined in the Bridge Loan Agreement) is outstanding or would result from the making of any such issuance;

(ii) it is not unlawful for the Company to issue or any Purchaser to perform any of its purchase obligations under this Agreement, in each case in respect of such Certain Funds Issuance, provided that if a Purchaser is unable to perform its purchase obligations in respect of a Certain Funds Issuance, this in itself will not preclude any other Purchaser from performing its purchase obligations in respect of such Certain Funds Issuances;

(iii) the Company shall not have cancelled or rescinded this Agreement.

(b) Unless any of the conditions set out in Sections 3.03(a)(i) to (iii) (inclusive) is not satisfied at the relevant time, during the Certain Funds Period, no Purchaser shall be entitled to:

(i) cancel any of its obligations to purchase Preferred Shares to the extent that so doing would prevent or limit the making of or a purchase pursuant to a Certain Funds Issuance under this Agreement or prevent or limit the making of a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, Tranche C Credit Agreement, the Tranche B Credit Agreement or pursuant to any Permitted Bridge Refinancing (as defined in the Bridge Loan Agreement);

(ii) rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Preferred Documents it may have to the extent that so doing would prevent or limit the making of or a purchase pursuant to a Certain Funds Issuance under this Agreement or prevent or limit the making of a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, Tranche C Credit Agreement, the Tranche B Credit Agreement or pursuant to any Permitted Bridge Refinancing (as defined in the Bridge Loan Agreement);

(iii) refuse to participate in the purchase of a Certain Funds Issuance;

(iv) exercise any right of setoff or counterclaim to the extent that so doing would prevent or limit the making of or a purchase pursuant to a Certain Funds Issuance or a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, the Tranche C Credit Agreement, the Tranche B Credit Agreement or pursuant to any Permitted Bridge Refinancing (as defined in the Bridge Loan Agreement); or

(v) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Preferred Document to the extent that so doing would prevent or limit the making of or a purchase pursuant to a Certain Funds Issuance under this Agreement or a Certain Funds Loan under and as defined in each of the Bridge Loan Agreement, Tranche C Credit Agreement, the Tranche B Credit Agreement or pursuant to any Permitted Bridge Refinancing (as defined in the Bridge Loan Agreement).

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers that with respect to the Company and its Subsidiaries (it being understood that such representations or warranties are not made with respect to the Liberty Group):

4.01. Organization; Powers. The Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under each Preferred Document to which it is a party, except where the failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (b) is qualified to do business in, and is (where such concept exists) in good standing (or its equivalent, if any) in, every jurisdiction where such qualification is required, except where the failure to be so qualified or to be (where such concept exists) in good standing could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.02. Capitalization. As of September 30, 2006, the authorized Capital Stock of the Company consisted solely of (i) 300,000,000 shares of its common stock, par value $0.01 per share (the “Company Common Stock”), of which 130,708,873 shares were issued and outstanding and (ii)

one share of its Series D Preferred Stock, par value $0.01 per share, which share was issued and outstanding. Except as set forth in the balance sheet contained in the Company’s most recent quarterly report on Form 10-Q, filed on November 8, 2006, as of September 30, 2006, no shares of any class of the Capital Stock of the Company were held by the Company in its treasury or by the Company’s Subsidiaries. Except for issuances in connection with the exercise of warrants or pursuant to any stock option plan, since September 30, 2006, the Company (i) has not issued any shares of any class of its Capital Stock (except as contemplated by this Agreement) and (ii) has not split, combined or reclassified any of its shares of any class of its Capital Stock. All the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are free of preemptive rights. There are no securities of the Company or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of the Company or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, the Company or any of its Subsidiaries except as contemplated by or set forth in the Preferred Documents and except as set forth on Schedule 4.02. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of the Company or any of its Subsidiaries, except for the redemption rights in connection with the Company’s Series D Preferred Stock. After the Effective Date, except as contemplated or set forth in the Preferred Documents, and except as set forth on Schedule 4.02, neither the Company nor any of its Subsidiaries will have any obligation to issue, transfer or sell any shares of Capital Stock of the Company or its Subsidiaries. Except for the Voting Trust Agreement, dated June 28, 2000, among the Company, the National Association of Securities Dealers, Inc. and the Bank of New York (as amended), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of the Company or any of its Subsidiaries. Except for the convertible notes listed on Schedule 4.02, as of the date hereof, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Company Common Stock, the Company’s Series D Preferred Stock and the Preferred Shares) that entitle the holders thereof to vote with the stockholders of the Company or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

4.03. Authorization; Enforceability.

(a) The Transactions to be entered into by the Company are within its corporate powers and have been or will be by the time required to be duly authorized by all necessary corporate or other action and, if required, action by the holders of the Company’s Equity Interests.

(b) This Agreement has been duly executed and delivered by the Company and constitutes, and each other Preferred Document, when executed and delivered by the Company, will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) Certificate of Designation. The Certificate of Designation relating to the Preferred Shares has been duly authorized by the Company. The Preferred Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive or similar rights. The Certificate of Designation reserves for issuance, and duly authorizes the issuance of, the maximum number of Preferred Shares issuable pursuant to the terms of the Certificate of Designation. The certificate of incorporation of the Company, by virtue of the Certificate of Designation, sets forth the rights, preferences and priorities of the Preferred Shares, and the holders of the Preferred Shares will have the rights set forth in the Certificate of Designation.

4.04. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been, or will be by the time required obtained or made and are, or will be by the time required in full force and effect and except filings necessary to perfect Liens created under the Loan Documents (as defined in the Tranche B Credit Agreement and the Tranche C Credit Agreement (respectively)), (b) will not violate the Organizational Documents of the Company, (c) will not violate any Requirement of Law applicable to the Company or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except Liens created under the Loan Documents (as defined in the Tranche B Credit Agreement and Tranche C Credit Agreement (respectively)), except, in the case of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.05. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Purchasers (i) its consolidated balance sheet as of the end of the fiscal years ended December 31, 2004 and 2005 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, in each case reported on by Ernst & Young LLP, independent public accountants for the Company and (ii) its consolidated balance sheet as of September 30, 2006 and 2005 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter and the portion of the fiscal year ended September 30, 2006 (and comparable periods for the prior fiscal year), certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject in the case of clause (ii) to year-end audit adjustments and the absence of footnotes.

(b) The Company has heretofore furnished to the Purchasers its pro forma projected consolidated balance sheet as of September 30, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and its pro forma projected consolidated statement of income for the twelve-month period ended as of such date, prepared giving effect to the Transactions as if the Transactions had occurred on the first day of such twelve-month period. Such pro forma projected consolidated financial statements (i) have been prepared in good faith based on assumptions believed by the Company to be reasonable at the time such projections were prepared and (ii) were based on the best information then available to the Company after due inquiry, which includes estimates of the results of the Liberty Group for the two fiscal-quarter period ended September 30, 2006, based in part on the results publicly reported by Liberty for the period ended March 31, 2006.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Company or the Subsidiaries has, as of the Effective Date or as of the Purchase Date, any material direct or contingent liabilities or unusual long-term commitments.

(d) As of the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2005.

4.06. Properties.

(a) Each of the Company and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.07. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against the Company or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Preferred Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

4.08. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.09. Investment Company Status. None of the Company or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.10. Taxes. Each of the Company and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

4.11. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Company and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

4.12. Disclosure. None of the financial statements, certificates or other information, if any, furnished by or on behalf of the Company to the Purchasers in connection with the negotiation of any Preferred Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains and none of them shall contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Company represents only that such information was prepared based upon good faith assumptions believed by it to be reasonable at the time delivered (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material) and it being further understood that information contained in the above referred information relating to the Liberty Group was prepared in good faith by the Company based in part on publicly available information regarding the Liberty Group.

4.13. Subsidiaries. Schedule 4.13 sets forth the name of, and the ownership interest of the Company and each Subsidiary in, each Subsidiary as of the Effective Date.

4.14. Insurance. The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

4.15. Labor Matters. As of the Effective Date, there are no strikes or lockouts or any other material labor disputes against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Company or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. There is no organizing activity involving the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Company or any Subsidiary, threatened with the National Mediation

Board, and no labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Company or any Subsidiary pending or, to the knowledge of the Company or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

4.16. Solvency. Immediately after the consummation of the Transactions to occur on the Purchase Date, (a) the fair value of the assets of the Company and its Subsidiaries (on a consolidated basis), at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries (on a consolidated basis) will be greater than the amount that will be required to pay the liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become matured, (c) the Company and its Subsidiaries (on a consolidated basis) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured, and (d) the Company and its Subsidiaries (on a consolidated basis) will not have unreasonably small capital with which to conduct their business.

4.17. Federal Reserve Regulations.

(a) The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Preferred Shares will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

4.18. Private Offering; No Integration or General Solicitation.

(a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Preferred Shares to the Purchasers in the manner contemplated by this Agreement to register the Preferred Shares under the Securities Act.

(b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Preferred Shares and require the Preferred Shares to be registered under the Securities Act. None of the Company, its respective Affiliates or any Person acting on its or any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Preferred Shares.

4.19. Eligibility for Resale Under Rule 144A. The Preferred Shares are eligible for resale pursuant to Rule 144A and will not, at the Purchase Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

4.20. Brokerage Fees. Except as disclosed in Schedule 4.20, none of the Company or any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder’s fees in connection with the transactions contemplated hereby or by any other Preferred Documents.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE SEVERAL PURCHASERS

Each Purchaser represents and warrants for itself (but not for or on behalf of any other Purchaser) to the Company as follows:

5.01. Purchase for Investment.

(a) Such Purchaser is acquiring the Preferred Shares for its own account, for investment and not with a view to any distribution thereof in violation of applicable securities laws.

(b) Such Purchaser understands that (i) the Preferred Shares have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and that the Company may be relying on one or more exemptions from registration provided for under Regulation D of the Securities Act and (ii) the Preferred Shares may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

(c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

5.02. No Integration or General Solicitation. Such Purchaser has not, directly or indirectly, offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the issuance of the Preferred Shares and require the Preferred Shares to be registered under the Securities Act. Neither such Purchaser, its Affiliates nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Preferred Shares.

SECTION 6

COVENANTS

6.01. Financial Statements and Other Information. The Company will furnish to Banc of America Bridge LLC (“B of A”) and Dresdner Klienwort Securities LLC (collectively, the “Initial Holders”):

(a) within 90 days after the end of each fiscal year of the Company (or, if the Purchase Date occurs on or prior to December 31, 2006, with respect to fiscal year 2006, if the Commission grants the Company a “temporary hardship exemption” with respect to its Form 10-K for fiscal year 2006 and thereby allows the Company to delay the filing of such Form 10-K, within 5 Business Days after the Company is required to file such Form 10-K with the SEC (in accordance with such “temporary hardship exemption”)), its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if the Purchase Date occurs after December 31, 2006, with respect to the fiscal quarter in which the Purchase Date occurs, if the Commission grants the Company a “temporary hardship exemption” with respect to its Form 10-Q for such fiscal quarter and thereby allows the Company to delay the filing of such Form 10-Q, within 5 Business Days after the Company is required to file such Form 10-Q with the SEC (in accordance with such “temporary hardship exemption”)), its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within 45 days after the commencement of each fiscal year of the Company (provided that if the Purchase Date occurs on or prior to December 31, 2006, with respect to fiscal year 2007, within 90 days after the commencement of fiscal year 2007), a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(d) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Company) filed by the Company or any Subsidiary with the Commission or with any national securities exchange, or distributed by the Company to the holders of its Equity Interests generally;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Preferred Document as the Initial Holders may reasonably request; and

(f) with respect to any financial statements, projections, forecasts, budgets or pro forma financial data (collectively, “estimated financial data”) delivered by the Company to the Initial Holders at any time from and after the Effective Date, to the extent such financial data was based or derived in whole or in part on or from the publicly available financial reports of the Liberty Group as of March 31, 2006, if prior to the Purchase Date the Liberty Group publicly discloses their results as of September 30, 2006, the Company shall promptly update the previously delivered estimated financial data based on the publicly available information regarding the Liberty Group as of September 30, 2006.

Information required to be delivered pursuant to clauses (a), (b) and (d) shall be deemed to have been delivered on the date on which the Company provides notice to the Initial Holders that such information has been posted on the Company’s website on the Internet at www.nasdaq.com/investorrelations/ir_home.stm, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Initial Holders without charge, provided that the Company shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (d) to any Initial Holder that requests such delivery.

6.02. Marketing Cooperation. The Company will cooperate with each Initial Holder and provide information reasonably requested by any Initial Holder in connection with any offering or resale of the Preferred Shares. Such cooperation shall include, without limitation:

(a) in the event a Purchaser elects to resell the Preferred Shares in a Rule 144A offering or other private placement, (i) preparing an offering memorandum relating to such Preferred Shares containing such disclosure as is required by applicable laws and such other disclosure as is customary and appropriate for such a document and (ii) executing a purchase or placement agreement, in customary form and substance reasonably satisfactory to such Purchaser and (iii) execute a registration rights agreement substantially similar to the registration rights agreement referred to in Section 6.03 (with such other changes as are customary for registration rights agreements executed in the context of a Rule 144A offering or other private placement) ; and

(b) providing reasonable marketing materials, reasonably participating in roadshow presentations and cooperating with any other reasonable requests that such Purchaser may make, including making available all information required by the Securities Act or as may be reasonably requested by such Purchaser, it being understood that the marketing efforts will be accomplished by a variety of means, including providing the documentation, including customary legal opinions (including 10b-5 opinions), comfort letters and certificates, as such Initial Holder may reasonably request and which is customary in securities offerings, and direct contact during the marketing (at times mutually agreed upon) between the Company’s senior management on the one hand and the proposed purchasers on the other hand; to assist in its marketing efforts, you agree that, promptly upon such Initial Holder’s reasonable request you will provide to such Initial Holder and its counsel all information reasonably deemed requested by it and its counsel to successfully complete due diligence and sell such Preferred Shares.

6.03. Registration. The Company shall cooperate with the Initial Holders to deliver and execute as soon as reasonably practicable after the 90th day after the Purchase Date, a registration rights agreement reasonably satisfactory in form and substance to the Initial Holders which shall, among other things (a) require the Company to cause to be filed a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) on or prior to the eighth month anniversary of the Purchase Date, which Shelf Registration Statement shall provide for resales of all Preferred Shares, (b) require the Company to use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission on or before the first anniversary of the Purchase Date (or if such date is not a Business Day, the next succeeding Business Day) and (c) require the Company to use its commercially reasonable efforts to keep such Shelf Registration Statement continuously effective to the extent necessary to ensure that it is available for resales of the Preferred Shares by the Holders, and to ensure that it conforms with the requirements of this Agreement, the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period of two years following the Purchase Date (or such shorter period that will terminate when all the Preferred Shares covered by such Shelf Registration Statement cease to be outstanding, or have been sold pursuant to such Shelf Registration Statement). Such registration rights agreement shall contain “black-out periods” and other terms consistent with the foregoing and customary for issuers similarly situated to the Company.

6.04. Conduct of the Offer.

(a) Offer Press Release. The Company, or Bidco, shall issue the Offer Press Release within five Business Days of the date of this Agreement.

(b) Offer Document. The Company, or Bidco, shall dispatch the Offer Document as soon as practicable, and in any event within 28 days of the date of issuing the Offer Press Release or within such longer period as the Panel may permit, and ensure that the terms and conditions of the Offer Document are consistent in all material respects with the terms of the Offer Press Release (save for any inconsistency which would not be material and adverse to the interests of the Purchasers) except that the cash consideration payable pursuant to the Offer Document may be different to that specified in the Offer Press Release to the extent agreed in writing with B of A.

(c) Progress of the Offer. Subject to any confidentiality restrictions entered into in good faith and binding on them, the Company shall: (i) keep B of A informed as to any material developments in relation to the Offer; and (ii) promptly (following receipt from B of A of a written request itemising the same in sufficient detail to enable the Company to identify the same specifically) provide on a non-reliance basis B of A with information as to the progress of the Offer and with all material written information and material, written formal advice on a specific circumstance (and not for the avoidance of doubt of a generic or general nature) received by it in relation to the Offer (excluding for the avoidance of doubt any preliminary advice which is later superseded).

(d) Announcements. The Company shall: (i) promptly deliver to B of A: (a) copies of all press and other public announcements made by itself in connection with or in relation to the Offer; and (b) subject to any confidentiality restrictions entered into in good faith and binding on them, any material, written, formal documents or material written, formal statements issued to and received by them and binding on them from the Panel, the Office of Fair Trading, the Competition Commission or any other regulatory authority (including the Courts) in relation to the Offer; and (ii) where any announcement, press release or publicity material to be issued by it or on its behalf refers to any Purchaser, the Preferred Shares or this Agreement, not release or permit such announcement, press release or publicity material to be released by any member of the Group until B of A has given its consent to such references to the Purchasers, the Preferred Shares or this Agreement (such approval not to be unreasonably withheld or rendered subject to unreasonable conditions and to be given or refused within 24 hours of receipt by the Purchasers of the relevant material and, if no response is received within such 24 hour period, consent is deemed to be given), provided that no such consent or approval will be required to make an announcement, press release or publicity material required to be made to comply with the City Code and any other relevant laws or regulation (but the Company shall use all reasonable endeavours to consult with B of A prior to making the announcement).

(e) Conduct of the Offer. The Company or Bidco shall ensure that the Offer Press Release, the Offer Document, all other documents issued by it or on its behalf in connection with the Offer and the conduct of the Offer comply in all material respects with all applicable laws and regulations (including the requirements of the City Code) and that as and when necessary all material consents from all governmental and other regulatory authorities required in connection with the Offer are obtained, maintained and/or renewed as appropriate and that all of its material obligations in connection with the Offer are performed in all material respects.

(f) Purchase of Remaining Liberty Shares. The Company, or Bidco, shall ensure that Takeovers Directive Notices are dispatched within 10 Business Days of the Company, or Bidco, being entitled to dispatch such notices.

6.05. Amendments to Offer. The Company and Bidco shall not:

(a) take any action (and shall procure that no person acting in concert with it or takes any action) which will result in it becoming obliged to make an offer for Liberty Shares under Rule 9 of the City Code without the written consent of B of A;

(b)(save as otherwise permitted in this Section 6.05 and as otherwise agreed in writing with B of A) amend (and shall use reasonable endeavors to ensure that there is no amendment to) the Offer (other than the acceptance conditions) where any such amendment would be material and adverse to the interests of the Purchasers (including any increase to the cash consideration payable pursuant to the Offer Document above the amount specified in the Offer Press Release (including as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to the Offer Document)) unless either:

(A) B of A has given its consent; or

(B) to the extent required by the City Code, the Panel, the FSA, the SEC, the OFT, the Competition Commission, the Court or any other court having relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco or a Person making a bid for a UK public company under the City Code is required by law or is accustomed to comply in respect of such bid; or

(c) waive (and shall use reasonable endeavors to ensure that there is no waiver of) or declare or treat as satisfied any condition of the Offer (other than the acceptance condition) if the Panel would allow the Offer to lapse as a result of the failure to satisfy that condition unless:

(A) such waiver, declaration or consent would not be material and adverse to the interests of the Purchasers; or

(B) B of A has given its consent; or

(C) to the extent required by the City Code, the Panel, the FSA, the SEC, the OFT, the Competition Commission, the Court or any other court of relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco or a Person making a bid for a UK public company under the City Code is required by law or is accustomed to comply in respect of such bid.

SECTION 7

TRANSFER OF PREFERRED SHARES

7.01. Form of Legend for the Preferred Shares. Unless otherwise permitted by Section 7.02, every Preferred Share issued and delivered hereunder shall bear a legend in substantially the following form:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT IS IN EFFECT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE HOLDER OF THIS SECURITY IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF NOVEMBER 20, 2006 (THE “PURCHASE AGREEMENT”), BETWEEN THE NASDAQ STOCK MARKET, INC. (THE “COMPANY”) AND BANC OF AMERICA BRIDGE, LLC AND DRESDNER KLEINWORT SECURITIES LLC (COLLECTIVELY, THE “PURCHASERS”). A COPY OF SUCH PURCHASE AGREEMENT IS AVAILABLE AT THE OFFICES OF THE COMPANY.

7.02. Transfer Restrictions. Subject to compliance with any Requirements of Law, any Holder may sell, transfer or otherwise dispose of the Preferred Shares.

SECTION 8

EXPENSES, INDEMNIFICATION AND

CONTRIBUTION, AND TERMINATION

8.01. Expenses. The Company will pay all reasonable and invoiced costs and expenses (including reasonable and documented attorneys’ and accountants’ fees and disbursements) incurred by the Purchasers or any holder of a Preferred Share in connection with the preparation of the Preferred Documents and in connection with any amendments, waivers or consents under or in respect of this Agreement, the other Preferred Documents or the Preferred Shares (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) each Purchaser’s reasonable and documented out-of-pocket expenses in connection with such Purchaser’s examinations and appraisals of the Company’s properties, books and records, (b) the costs and expenses incurred in enforcing, defending or declaring (or determining whether or how to enforce, defend or declare) any rights or remedies under this Agreement, the other Preferred Documents or the Preferred Shares or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the other Preferred Documents or the Preferred Shares, or by reason of being a holder of any Preferred Shares and (c) the costs and expenses, including reasonable and documented consultants’ and advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the other Preferred Documents or by the Preferred Shares.

8.02. Indemnification.

(a) The Company shall indemnify each Purchaser and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Company or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Preferred Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Preferred Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any purchase of Preferred Shares or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee.

(b) To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Preferred Document or any agreement or instrument contemplated thereby, the Transactions, any purchaser of Preferred Shares or the use of the proceeds thereof.

(c) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

8.03. Survival. The obligations of the Company under this Section 8 will survive the payment or transfer of any Preferred Share, the enforcement, amendment or waiver of any provision of this Agreement and the termination of this Agreement.

SECTION 9

MISCELLANEOUS

9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Banc of America Bridge LLC or its nominee, to it or its nominee at 40 West 57th Street, Mail Code: NY1-040-27-01, New York, NY 10019, Attention of Stuart Dean (Telecopy No. (704) 409-0750); and if to Dresdner Kleinwort Securities LLC or its nominee at 1301 Avenue of the Americas, New York, New York 10019, Attention: Jorge E. Rodriguez (Telecopy No. (212) 208-6185); in each case, or at such other address as such Purchaser shall have specified to each holder of Preferred Shares in writing; or

(ii) if to the Company, to it at 9600 Blackwell Road, Rockville, Maryland 20850, Attention of General Counsel (Telecopy No. (301) 978-8472); or at such other address as the Company shall have specified to each holder of Preferred Shares in writing.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Any Purchaser or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt

9.02. Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent holder of Preferred Shares) whether so expressed or not.

Except as provided in Section 8.02, nothing in this Agreement or in the Preferred Shares, express or implied, shall give to any Person other than the parties hereto, their successors and assigns and the holders from time to time of the Preferred Shares any benefit or any legal or equitable right, remedy or claim under this Agreement.

9.03. No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any holder of Preferred Shares in exercising any right, power or privilege hereunder or under the Preferred Shares and no course of dealing between the Company and any other party or holder of Preferred Shares shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege hereunder or under the Preferred Shares preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Preferred Shares are cumulative and not exclusive of any rights or remedies which the parties or holders of Preferred Shares would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the holders of Preferred Shares to any other or further action in any circumstances without notice or demand.

9.04. Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Purchasers. No amendment or waiver of this Agreement will extend to or affect any obligation or agreement not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this “Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

9.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

9.06. Headings. The headings of the Table of Contents and the sections and subsections hereof are provided for convenience of reference only, are not part of this Agreement and shall not affect the construction of any provision of, or be taken into consideration in interpreting this Agreement.

9.07. Governing Law; Submission to Jurisdiction; Venue.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Company hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Preferred Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Preferred Document shall affect any right that any Purchaser or Holder may otherwise have to bring any action or proceeding relating to any Preferred Document against the Company or its properties in the courts of any jurisdiction.

(c) The Company hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Preferred Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Preferred Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY PREFERRED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.08. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

9.09. Entirety. This Agreement together with the other Preferred Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Preferred Documents or the transactions contemplated herein or therein.

9.10. Survival of Representations and Warranties. All representations and warranties and covenants and indemnities made by the Company herein shall survive the execution and delivery of this Agreement, the issuance and transfer of all or any portion of the Preferred Shares and the payment of the Preferred Shares and any other obligations hereunder, regardless of any investigation made at any time by or on behalf of the Purchasers or any other Holder that is Affiliated with any Purchaser. All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

9.11. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

9.12. Interpretation. The provisions of this Agreement shall be interpreted and construed in accordance with the fair meanings, and not strictly for or against either party, regardless of which party may have drafted this Agreement or any specific provision hereof.

9.13. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Company acknowledges and agrees that: (i) the transactions provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Preferred Document) are an arm’s-length commercial transaction between the Company and its Affiliates, on the one hand, and any Purchaser, on the other hand, and the Company is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Preferred Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Purchaser is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Company or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) no Purchaser has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Preferred Document (irrespective of whether such Purchaser has advised or is currently advising the Company or any of its Affiliates on other matters) and no Purchaser has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Preferred Documents; (iv) each Purchaser and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no such Purchaser has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) no Purchaser has provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Preferred Document) and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ David Warren
Name:	David Warren
Title:	Executive Vice President and Chief Financial Officer

BANC OF AMERICA BRIDGE LLC

By:	/s/ Brad Jones
Name:	Brad Jones
Title:	Managing Director

DRESDNER KLEINWORT SECURITIES LLC

By:	/s/ Jorge Rodriguez
Name:	Jorge Rodriguez
Title:	Director

By:	/s/ Jonathan Newman
Name:	Jonathan Newman
Title:	Vice President

EXHIBIT A — FORM OF CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION OF THE POWERS,

PREFERENCES AND RELATIVE, PARTICIPATING,

OPTIONAL AND OTHER SPECIAL RIGHTS OF

SENIOR PERPETUAL PREFERRED STOCK AND

QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE NASDAQ STOCK MARKET, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board of Directors”) by its Certificate of Incorporation, as amended (hereinafter referred to as the “Certificate of Incorporation”), and the actions taken by the Board of Directors to empower the Special Committee thereof to adopt the resolutions and take other actions hereunder, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Special Committee, by unanimous written consent dated [                    ], 2006, duly approved and adopted the following resolution (the “Resolution”):

RESOLVED, that, pursuant to the authority vested in the Board of Directors by the Corporation’s Certificate of Incorporation, and by action taken by the Board of Directors to empower the Special Committee and take other actions hereunder, the Special Committee does hereby create, authorize and provide for the issuance of Senior Perpetual Preferred Stock, par value $0.01 per share, with an initial liquidation preference of $1,000.00 per share, consisting of 775,000 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Certificate of Incorporation and in this Resolution as follows:

(1) Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “Senior Perpetual Preferred Stock.” The number of shares constituting such class shall be 775,000 and is referred to herein as the “Senior Preferred Stock.” The liquidation preference of the Senior Preferred Stock shall initially be $1,000.00 per share (the “Initial Liquidation Preference”) and shall increase pursuant to Section 3 hereof (the liquidation preference of the Senior Preferred Stock in effect at any given time, the “Liquidation Preference”).

(2) Rank. The Senior Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation, rank (i)

senior (to the extent set forth herein) to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation now in existence or hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution (collectively referred to as “Parity Securities”), provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph (6)(b)(i) hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Senior Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation (collectively referred to as “Senior Securities”), provided that any such Senior Securities that were not approved by the Holders in accordance with paragraph (6)(b)(ii) hereof shall be deemed to be Junior Securities and not Senior Securities. As of the date hereof, the only outstanding preferred stock of the Corporation is the Corporation’s Series D Preferred Stock. The Senior Preferred Stock ranks senior to the Series D Preferred Stock with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Corporation.

(3) Dividends.

(a) From the Issue Date, the Holders of the outstanding shares of Senior Preferred Stock shall be entitled to receive, whether or not earned or declared and whether or not funds are legally available for the payment of such dividends, dividends on each share of Senior Preferred Stock at a rate per annum equal to the Applicable Rate then in effect of the Liquidation Preference per share of Senior Preferred Stock. All dividends shall be cumulative, whether or not earned or declared and whether or not funds are legally available for the payment of such dividends, on a daily basis from the Issue Date and shall compound on a quarterly basis at a rate per annum equal to the Applicable Rate then in effect. Dividends for each Quarterly Dividend Period shall be paid with respect to such Quarterly Dividend Period by increasing the Liquidation Preference in effect at the beginning of such Quarterly Dividend Period by the amount of dividends cumulated and accrued during such Quarterly Dividend Period.

(b) All dividends paid with respect to shares of the Senior Preferred Stock pursuant to paragraph (3)(a) shall be paid pro rata to the Holders entitled thereto.

(c) Dividends payable on the Senior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and, for periods not involving a full calendar month, the actual number of days elapsed (not to exceed 30 days).

(d)(i) No dividends or other distributions shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on any Parity Securities for any period unless full cumulative dividends (including any increase or deemed increase in the Liquidation Preference above the Initial Liquidation Preference pursuant to Section 3 hereof) have been or contemporaneously are declared and paid in full in cash on the Senior Preferred Stock for all Quarterly Dividend Periods terminating on or prior to the date of payment of such dividends or other distributions on such Parity Securities.

(ii) So long as any share of the Senior Preferred Stock is outstanding, the Corporation shall not declare, pay or set apart for payment any dividend or other distribution on any of the Junior Securities (other than dividends in the form of the same class of Junior Securities), or make any payment on account of, purchase, redeem, retire or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities whether in cash, obligations or shares of the Corporation or other property (other than in exchange for Junior Securities), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options (other than in exchange for Junior Securities).

(iii) So long as any share of the Senior Preferred Stock is outstanding, the Corporation shall not (except with respect to dividends as permitted by paragraph (3)(d)(i)) make any payment on account of, purchase, redeem, retire or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities whether in cash, obligations or shares of the Corporation or other property, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(4) Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Preference for each share outstanding, plus, without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up) before any distribution shall be made or any assets distributed in respect of Junior Securities to the holders of any Junior Securities including, without limitation, Common Stock of the Corporation. If upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Senior

Preferred Stock and all other Parity Securities are not paid in full, the Holders of the Senior Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(b) For the purposes of this Section 4, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

(5) Redemption.

(a) Optional Redemption. (i) The Corporation may redeem the Senior Preferred Stock at its option, in whole at any time or in part from time to time, on or after the Issue Date from any source of funds legally available therefor, in the manner provided for in this Section 5, at the Redemption Percentage (expressed as a percentage of the Liquidation Preference), plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date).

(ii) In the event of a redemption pursuant to paragraph (5)(a)(i) hereof of only a portion of the then outstanding shares of Senior Preferred Stock, the Corporation shall effect such redemption on a pro rata basis according to the number of shares held by each Holder of Senior Preferred Stock, except that the Corporation may redeem such shares held by Holders of fewer than one share (or shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation.

(b) Procedures for Redemption. (i) At least 15 days and not more than 60 days prior to the date fixed for any redemption of the Senior Preferred Stock, written notice (the “Redemption Notice”) shall be given by first-class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Senior Preferred Stock at such Holder’s address as it appears in the register maintained by the transfer agent for the Senior Preferred Stock, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Senior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

(a) that the redemption is pursuant to paragraph (5)(a)(i) hereof;

(b) whether all or less than all the outstanding shares of Senior Preferred Stock are to be redeemed and the total number of shares of Senior Preferred Stock being redeemed;

(c) the redemption price;

(d) the date on which the redemption will occur (the “Redemption Date”);

(e) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Senior Preferred Stock to be redeemed; and

(f) that dividends on the shares of Senior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price.

(ii) Each Holder of Senior Preferred Stock shall surrender the certificate or certificates representing such shares of Senior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued on the Redemption Date representing the unredeemed shares.

(iii) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the redemption price, dividends on Senior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the redemption price; provided, however, that if a notice of redemption shall have been given as provided in paragraph (5)(b)(i) above and the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit for the Holders of the shares of Senior Preferred Stock to be redeemed, then, at the close of business on the Business Day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the redemption price.

(6) Voting Rights.

(a) The Holders of Senior Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraphs (b), (c) and (d) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

(b)(i) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Parity Securities without the affirmative vote or consent of Holders of at least 66 2/3% of the then outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(ii) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not authorize or issue any class of Senior Securities without the affirmative vote or consent of Holders of at least 66 2/3% of the outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.

(iii) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) its Certificate of Incorporation so as to affect adversely, in a material way, the rights, preferences, privileges or voting rights of Holders of shares of Senior Preferred Stock or amend, alter or repeal this Resolution and Certificate of Designation in any way (whether by merger, consolidation, operation of law, or otherwise) without the affirmative vote or consent of Holders of at least 66 2/3% of the issued and outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting; provided, however, that, no amendment that materially adversely affects the rights of a specific Holder, as opposed to all Holders, shall be in effect against such Holder without its prior consent; provided further, however, that without the affirmative vote or consent of 100% of the Holders of shares of Senior Preferred Stock affected, an amendment may not: (I) reduce the percentage of outstanding shares of Senior Preferred Stock whose Holders must consent to an amendment; (II) reduce the rate of or change the time for payment of dividends on any share of Senior Preferred Stock; (III) reduce the Liquidation Preference of any share of Senior Preferred Stock, or change the date on which any share of Senior Preferred Stock may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (IV) make any share of Senior Preferred Stock payable in money other than that stated herein; (V) except as provided in paragraphs (6)(b)(i) and (6)(b)(ii) above, affect the ranking of the Senior Preferred Stock in a manner materially adverse to the Holders; or (VI) reduce or increase the number of authorized shares of Senior Preferred Stock.

(iv) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not reclassify any Capital Stock in a manner that adversely, in a material way, alters the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Senior Preferred Stock without the affirmative vote or consent of Holders of at least 66 2/3% of the issued and outstanding shares of Senior Preferred Stock.

(v) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not take any other action not described in paragraph (6)(b) if such action would have the effect of materially adversely altering or changing the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Senior Preferred Stock without the affirmative vote or consent of Holders of at least 66 2/3% of the issued and outstanding shares of Senior Preferred Stock.

(vi) So long as any shares of Senior Preferred Stock are outstanding, the Corporation shall not enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the vote or consent of Holders of at least 66 2/3% of the outstanding shares of Senior Preferred Stock.

(c) Without the affirmative vote or consent of Holders of 66 2/3% of the issued and outstanding shares of Senior Preferred Stock, voting or consenting, as the case may be, as a separate class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting, the Corporation shall not, in a single transaction or series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person unless (I) at or prior to the consummation of such transaction all of the then outstanding shares of the Senior Preferred Stock are redeemed in accordance with the provisions of this Certificate of Designation or (II) (A) either (1) the Corporation is the continuing Person or (2) the Corporation has complied with all of its obligations hereunder and the Person (if other than the Corporation) formed by such consolidation or into which the Corporation is merged or to which the properties and assets of the Corporation are sold, assigned, transferred, leased, conveyed or otherwise disposed of shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume all of the obligations of the Corporation under this Resolution and Certificate of Designation and the obligations hereunder and thereunder shall remain in full force and effect; and (B) if the Corporation is not the surviving Person, the Senior Preferred Stock shall be converted into or exchanged for and shall become shares of such successor, transferee or resulting Person, having in respect of such successor, transferee or resulting Person the same powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereon, and ranking in relation to all other Capital Stock then outstanding, that the Senior Preferred Stock had immediately prior to such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Corporation shall be deemed to be the transfer of all or substantially all of the properties and assets of the Corporation.

(d) In any case in which the Holders of the Senior Preferred Stock shall be entitled to vote pursuant to this paragraph (6) or pursuant to Delaware law, each Holder of Senior Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote for each share of Senior Preferred Stock held.

(7) Change in Control.

(a) In connection with, and as part of and as a condition to the effectiveness of, a Change in Control (the date of such occurrence being the “Change in Control Date”), the Corporation shall repurchase the outstanding shares of Senior Preferred Stock tendered for redemption at a purchase price equal to the Redemption Price plus, without duplication, an amount in cash equal to all accumulated and unpaid dividends thereon (including an amount in cash equal to a prorated dividend for the period from the immediately preceding Dividend Payment Date to the Change in Control Payment Date) (the “Change in Control Purchase Price”), such amount to be payable in cash, and no payment shall be made by the Corporation to the holders of the Common Stock, Junior Securities or any other capital stock ranking with regard to dividend rights, rights upon liquidation or a Change in Control or redemption rights junior to the Senior Preferred Stock unless such amount is paid in full in cash.

The Corporation shall not participate in any Change in Control or make or agree to have made any payments in any Change in Control to the holders of Junior Securities or shares of Common Stock or any other class or series of capital stock of the Corporation ranking in a Change in Control on a parity with the Senior Preferred Stock unless the holders of Senior Preferred Stock shall have received the full preferential amount to which they are entitled hereunder in a Change in Control.

(b) Not less than fifteen (15) days after the Change in Control Date, the Corporation shall send by first-class mail, postage prepaid, to each Holder of Senior Preferred Stock, at the address appearing in the register maintained by the transfer agent for the Senior Preferred Stock, a notice (the “Change in Control Offer”) stating:

(i) that the Change in Control Offer is being made pursuant to this paragraph (7) and that all of the Senior Preferred Stock tendered will be accepted for payment, and otherwise subject to the terms and conditions set forth herein;

(ii) the Change in Control Purchase Price and the date (the “Change in Control Payment Date”) proposed for the redemption of the Senior Preferred Stock in connection with such Change in Control (which shall be a Business Day no later than 30 days from the date such notice is mailed);

(iii) that any of the Senior Preferred Stock not tendered will continue to accumulate dividends;

(iv) that, unless the Corporation defaults in the payment of the Change in Control Purchase Price, any of the Senior Preferred Stock accepted for payment pursuant to the Change in Control Offer shall cease to accumulate dividends after the Change in Control Payment Date;”

(v) that Holders accepting the offer to have their Senior Preferred Stock purchased pursuant to a Change in Control Offer will be required to surrender their certificates representing the Senior Preferred Stock to the Corporation, properly endorsed for transfer together with such customary documents as the Corporation and the transfer agent may reasonably require, in the manner and at the address specified in the notice prior to the close of business on the Business Day preceding the Change in Control Payment Date;

(vi) that Holders will be entitled to withdraw their acceptance if the Corporation receives, not later than the close of business on the third Business Day preceding the Change in Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the number of shares of Senior Preferred Stock delivered for purchase, and a statement that such Holder is withdrawing its election to have such Senior Preferred Stock purchased;

(vii) that Holders whose shares of Senior Preferred Stock are being purchased only in part will be issued new certificates representing the number of shares of Senior Preferred Stock equal to the unpurchased portion of the certificates surrendered; and

(viii) any other reasonable procedures that a Holder must follow to accept a Change in Control Offer or effect withdrawal of such acceptance.

(c) The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of shares of Senior Preferred Stock pursuant to a Change in Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph (7), the Corporation will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph (7) by virtue thereof.

(d) On the Change in Control Payment Date, the Corporation shall (A) accept for payment the shares of Senior Preferred Stock validly tendered pursuant to the Change in Control Offer, (B) mail to the Holders of shares so accepted the Change in Control Purchase Price therefor in cash and (C) cancel and retire each surrendered certificate and execute a new certificate representing that number of shares of Senior Preferred Stock equal to any unpurchased shares represented by a certificate surrendered. Unless the Corporation defaults in the payment for the shares of Senior Preferred Stock tendered pursuant to the Change in Control Offer, dividends shall cease to accumulate with respect to the shares of Senior Preferred Stock tendered and all rights of Holders of such tendered shares shall terminate, except for the right to receive payment therefor, upon the Change in Control.

(8) No Avoidance. The Corporation shall not, by amendment to its Certificate of Incorporation or this Resolution and Certificate of Designation (by way of merger, consolidation, operation of law, or otherwise) or through any Change in Control or other reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Senior Preferred Stock against impairment of the provisions hereunder. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Senior Preferred Stock.

(9) Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Senior Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

(10) Conversion or Exchange. The Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation other than as provided in this Resolution and Certificate of Designation.

(11) Reissuance of Senior Preferred Stock. Shares of Senior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, but in no event shall such shares be reissued as additional shares of Senior Preferred Stock.

(12) Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

(13) Definitions. As used in this Resolution and Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Applicable Rate” means the sum of LIBOR plus the Applicable Margin; provided that the Applicable Rate shall not exceed 14.0% per annum; provided further that LIBOR and the Applicable Margin for each 90-day period from the Issue Date shall be determined on the first Business Day of such 90-day period.

“Applicable Margin” means 7.00% per annum for the period from and including the Issue Date and to but excluding the 90th day following the Issue Date and the Applicable Margin shall increase by 0.50% per annum on every subsequent 90-day period.

“Board of Directors” shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

“Bridge Loan Agreement” means that certain Bridge Loan Agreement dated November 20, 2006 among the Corporation, the Additional Borrower (as defined in the Bridge Loan Agreement), Banc of America Bridge LLC, as administrative agent, and the lenders party thereto.

“Business Day” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest in such Person including, without limitation, Common Stock and Preferred Stock of such Person, or any option, warrant or other security convertible into any of the foregoing.

“Certificate of Designation” means this Certificate of Designation creating the Senior Preferred Stock.

“Certificate of Incorporation” shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Corporation, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Corporation by Persons who are not Continuing Directors, (c) the occurrence of a “Change in Control” (or similar event, however denominated), as defined (x) in any Convertible Notes Documents or any indenture or agreement in respect of Material Indebtedness (other than (i) a Change in Control or similar provision under the Liberty Bonds or any Permitted Liberty Indebtedness which occurs as a result of the Liberty Transaction and (ii) the assumption by The NASDAQ Stock Market LLC of the obligations of the Corporation under the Convertible Notes, provided such assumption of obligations does not constitute a Fundamental Change (as defined in the Convertible Notes Indenture) granting the holders of the Convertible Notes the right to exercise a “put option” as a result thereof) of the Corporation or any Subsidiary), (y) in any certificate of designations (or other provision of the organizational documents of the Corporation)

relating to any Qualified Equity Interests or (z) to the extent amounts or commitments are then outstanding thereunder, the Credit Agreement, the Tranche C Credit Agreement or the Bridge Loan Agreement.

“Change in Control Date” shall have the meaning provided in paragraph (7)(a).

“Change in Control Offer” shall have the meaning provided in paragraph (7)(b).

“Change in Control Purchase Price” shall have the meaning provided in paragraph (7)(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to

(a) vote in the election of directors of such Person; or

(b) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Continuing Director” means (a) any member of the board of directors of the Corporation who was a member of the board of directors of the Corporation on the Issue Date and (b) any individual who becomes a member of the board of directors of the Corporation after the Issue Date if such individual was appointed, elected or nominated for election to the board of directors of the Corporation with the affirmative vote of at least a majority of the directors then still in office.

“Convertible Notes” means the Series A Convertible Notes and the Series B Convertible Notes.

“Convertible Notes Documents” means the Convertible Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Convertible Notes Indenture” means the Indenture dated as of April 22, 2005, between the Borrower (or any Subsidiary substituted therefor pursuant to the terms and conditions set forth therein) and Law Debenture Trust Corporation of New York, as trustee, in respect of the Convertible Notes, as amended from time to time.

“Corporation” shall have the meaning provided in the first paragraph of this Certificate of Designation.

“Credit Agreement” means that certain Credit Agreement dated as of November 20, 2006 among the Corporation, the financial institutions party thereto as lenders, and Bank of America, N.A., as administrative agent, swingline lender, issuing bank and lenders party thereto as the same may be amended, restated, supplemented, refinanced or otherwise modified from time to time.

“Dividend Payment Date” means April 15, July 15, October 15 and January 15 of each year.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“Holder” means a holder of shares of Senior Preferred Stock as reflected in the register maintained by the transfer agent for the Senior Preferred Stock.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Issue Date” means [                    ], [            ].

“Junior Securities” shall have the meaning provided in paragraph (2).

“Liberty Bonds” means the 5.875% Notes due 2015 of Liberty outstanding on the date hereof and issued pursuant to the Liberty Bond Trust Deed.

“Liberty Transaction” shall have the meaning assigned to such term in the Loan Agreement as in effect on the date hereof.

“LIBOR” means, for any Quarterly Dividend Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Bank of America, N.A. or its successor (“Bank of America”) from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Quarterly Dividend Period, for dollar deposits (for delivery on the first day of such Quarterly Dividend Period) with a term equivalent to such Quarterly Dividend Period. If such rate is not available at such time for any reason, then “LIBOR” for such Quarterly Dividend Period shall be the rate per annum determined by Bank of America to be the rate at which deposits in dollars for delivery on the first day of such Quarterly Dividend Period in same day funds in the approximate amount of the aggregate Liquidation Preference with a term equivalent to such Quarterly Dividend Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Quarterly Dividend Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Liquidation Preference” shall have the meaning provided in paragraph (1).

“Material Indebtedness” means Indebtedness, or obligations in respect of one or more Swap Agreements, of any one or more of the Corporation and the Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Corporation or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Corporation or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Parity Securities” shall have the meaning provided in paragraph (2).

“Permitted Liberty Indebtedness” shall have the meaning assigned to such term in the Bridge Loan Agreement as in effect on the date hereof.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Qualified Equity Interests” shall have the meaning assigned to such term in the Bridge Loan Agreement as in effect on the date hereof.

“Quarterly Dividend Period” means, with respect to the Senior Preferred Stock, the period from January 1 through the next March 31, from April 1 through the next June 30, from July 1 through the next September 30, or from October 1 through the next December 31, as the case may be; provided that the first Quarterly Dividend Period shall mean the period commencing on the date hereof and ending on [            ], [                ].

“Redemption Date” shall have the meaning provided in paragraph (5)(b).

“Redemption Notice” shall have the meaning provided in paragraph (5)(b).

“Redemption Percentage” means at any date during any period set forth below, a percentage (expressed as a percentage of the Liquidation Preference) equal to the percentage identified opposite such applicable period set forth below:

Period	Redemption Percentage
Issue Date to [ISSUE DATE + 1 YEAR]	100.0%
[ ], to [ ][1],	101.0%
[ ], to [ ],	102.0%
[ ], to [ ],	103.0%
Thereafter	104.0%

[1]	Each such period being of one year duration.

“Redemption Price” means, for any date from the Issue Date through and including the date that is the one year anniversary of the Issue Date, 100%, and, for any date thereafter, 101% (in each case, expressed as a percentage of the Liquidation Preference).

“Resolution” shall have the meaning provided in the first paragraph of this Resolution and Certificate of Designation.

“Senior Securities” shall have the meaning provided in paragraph (2).

“Senior Preferred Stock” shall have the meaning provided in paragraph (1).

“Series A Convertible Notes” means the $205,000,000 aggregate principal amount of 3.75% Series A Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture.

“Series B Convertible Notes” means the $240,000,000 aggregate principal amount of 3.75% Series B Convertible Notes due 2012 initially issued pursuant to the Convertible Notes Indenture.

“Subsidiary” means any subsidiary of the Corporation.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tranche C Credit Agreement” means that certain Term Loan Credit Agreement dated November 20, 2006 hereof among the Corporation, the Additional Borrower identified therein, Bank of America, as administrative agent, and the lenders party thereto, as may be amended, restated, modified or refinanced from time to time.

IN WITNESS WHEREOF, THE NASDAQ STOCK MARKET, INC. has caused this Resolution and Certificate of Designation to be signed by its duly authorized officer this [    ] day of [                    ], [            ].

THE NASDAQ STOCK MARKET, INC.

By:
Name:
Title: